Exhibit (p)(7)

MAY 2009

CODE OF CONDUCT

JPMORGAN CHASE & CO.

INTRODUCTION

Our integrity and reputation depend on our ability to do the right thing, even when it’s not the easy thing. The Code of Conduct is a collection of rules and policy statements intended to assist employees and directors in making decisions about their conduct in relation to the firm’s business. The Code is based on our fundamental understanding that no one at JPMorgan Chase should ever sacrifice integrity — or give the impression that they have — even if they think it would help the firm’s business.

Each of us is accountable for our actions, and each of us is responsible for knowing and abiding by the policies that apply to us. Managers have a special responsibility, through example and communication, to ensure that employees under their supervision understand and comply with the Code and other relevant policies.

You can look to the Code of Conduct to guide your decisions in a variety of circumstances. However, no rulebook can anticipate every situation. Ultimately, the personal integrity and honesty of every JPMorgan Chase employee define the character of our company. Never underestimate the importance of your own ethical conduct to the business and success of JPMorgan Chase.

TABLE OF CONTENTS

1.	ADMINISTRATION OF THE CODE OF CONDUCT			1
	1.1.	Persons subject to the Code of Conduct		1
	1.2.	Consultants, agents and temporary workers		1
	1.3.	Consequences of violating the Code		2
	1.4.	Questions about the Code		2
	1.5.	Obligation to report violations		4
	1.6.	Current version of the Code		5
	1.7.	Affirmation		5

2.	DIVERSITY			5

3.	CONFIDENTIAL INFORMATION, PUBLIC COMMUNICATION, DATA PRIVACY			6
	3.1.	Information about the firm, its customers, its employees, and others		6
	3.2.	Prior employer’s confidential information and trade secrets		7
	3.3.	Special rules regarding customer information and data privacy legislation		7
	3.4.	Publications, speeches, internet postings, and other communications relating to JPMorgan Chase’s business		7

4.	INSIDE INFORMATION AND THE POLICY ON INFORMATION BARRIERS			8
	4.1.	Inside Information		8
	4.2.	The Policy on Information Barriers and other restrictions on sharing information		8

5.	OTHER BUSINESS CONDUCT			9
	5.1.	Assets of the firm		9
	5.2.	Intellectual property		9
	5.3.	Telephones, e-mail, internet, and other electronic communications devices		10
	5.4.	Internal controls, record-keeping, and reporting		10
	5.5.	Limits of your authority		11
	5.6.	Business relationships		11
		5.6.1.	Fair dealing; respect for human rights	11
		5.6.2.	Customer, supplier, and employee relationships	11
	5.7.	Money laundering and the USA PATRIOT Act		11
	5.8.	Conduct with competitors; tying of products		12
	5.9.	Bribery and the Foreign Corrupt Practices Act		12
	5.10.	International boycotts and economic sanctions		12
	5.11.	Post-employment responsibilities		12
	5.12.	Other professional obligations of some employees		13

6.	OUTSIDE ACTIVITIES, GIFTS, AND OTHER POTENTIAL CONFLICTS OF INTEREST			13
	6.1.	Personal relationships		13
	6.2.	Personal finances		13
	6.3.	Outside business and not-for-profit activities; outside employment		14
		6.3.1.	General	14
		6.3.2.	Required pre-clearance of outside activities	15
	6.4.	Political Activities		16

		6.4.1.	Political campaign activities and contributions by employees	16
		6.4.2.	Political contributions and related activities by JPMorgan Chase	17
	6.5.	Accepting gifts, meals, and entertainment from customers, suppliers, and others doing business or seeking to do business with JPMorgan Chase		17
		6.5.1.	What you may accept	18
		6.5.2.	What you may not accept	19
		6.5.3.	Approval of nonconforming gifts	20
		6.5.4.	Required reporting of gifts	20
	6.6.	Providing gifts, meals or entertainment		20
	6.7.	Solicitations at work; charitable contributions by the firm		21

7.	PERSONAL SECURITIES AND OTHER FINANCIAL TRANSACTIONS			21
	7.1.	General investment principles		21
	7.2.	Persons and accounts subject to policies		22
	7.3.	Trading in JPMorgan Chase securities		22
		7.3.1	Policies applicable to all employees	22
		7.3.2	Employees subject to the “window” and “Senior-level employees”	23
	7.4.	Trading in securities of clients and suppliers		23
	7.5.	Additional policies for certain groups of employees		23

Definitions and Examples

CODE OF CONDUCT

1.                                      ADMINISTRATION OF THE CODE OF CONDUCT

The Code of Conduct (the “Code”) sets forth certain minimum expectations that JPMorgan Chase has for you. You are expected to conduct the firm’s business in full compliance with both the letter and the spirit of the law, the Code, and any other policies and procedures that may be applicable to you. The “firm” and “JPMorgan Chase” as used throughout the Code mean JPMorgan Chase & Co. and all its direct and indirect subsidiaries.

The Code is intended to provide general guidance regarding your conduct as an employee or director of JPMorgan Chase. Note that other policies and procedures are listed at the end of many Code sections, with an electronic link on the intranet edition of the Code. These listed items provide more detailed information about the relevant subject and may include additional requirements with which you must comply. However, these lists are not an exhaustive consideration of all policies and procedures that may be applicable to you, and you are responsible for knowing which policies and procedures (whether or not listed here) apply to you, and for understanding and complying with them. You should refer to these documents where appropriate. Consult any of the persons listed in Section 1.4 if you have questions.

On the Code home page (and at the end of the printed edition of the Code), you will find a section of Definitions and Examples.

Any waiver of the provisions of this Code for an executive officer or a director must be made by the Board of Directors and will be promptly disclosed to JPMorgan Chase & Co. stockholders.

The Corporate Secretary may provide interpretations of the Code, in consultation with the General Counsel where appropriate.

The Code of Conduct does not create any rights to continued employment and is not an employment contract.

1.1.         Persons subject to the Code of Conduct

The Code applies to employees and directors of JPMorgan Chase & Co. and its direct and indirect subsidiaries. Employees of joint ventures and entities in which JPMorgan Chase holds private equity investments are not subject to the Code except to the extent the Legal and Compliance Department determines otherwise. The provisions of the Code described in Section 5.11 also apply to former employees.

If any provision contravenes or is less restrictive than the applicable law of any jurisdiction, the local law will apply. Similarly, certain business units have policies that are more restrictive than the Code, and those more restrictive policies will apply to those units. You are responsible for understanding and complying with these laws and policies.

1.2.         Consultants, agents and temporary workers

In general, consultants, agents and temporary workers are expected to comply with the underlying principles of the Code. Specific arrangements with such persons will vary depending on their relationship to the firm. Consult your Compliance officer or your Code Specialist if you have questions about your obligations or those of others.

1.3.         Consequences of violating the Code

Compliance with the Code and with other policies and procedures applicable to you is a term and condition of employment by JPMorgan Chase. Violations of any laws that relate to the operation of our business, the Code, or other applicable policies and procedures, or failure to cooperate as directed by the firm or to provide complete and accurate information in connection with any internal or external investigation or litigation matter relating to the firm’s business, may result in corrective action, up to and including immediate termination of employment. The firm will take all reasonable actions to enforce the Code. In cases where a violation of the Code could cause the firm irreparable harm, it may seek injunctive relief in addition to monetary damages.

1.4.         Questions about the Code

Each line of business and support group has been assigned at least one “Code Specialist,” generally a Compliance officer, to act as a resource for all employees in the area on Code-related issues. Contact information for these officers is included in the Code Specialists List, and employees can contact their Code Specialist for assistance with any questions regarding the Code.

Employees who have questions about the Code or other policies and procedures, or about how a particular rule applies in a specific situation, can also contact:

•                  their manager

•                  their local Compliance officer

•                  the Legal and Compliance Department

•                  their Human Resources Business Partner or Employee Relations

•                  the Office of the Secretary

Contact information is included in the Code Contacts List.

The following lists some of the common situations in which you may have obligations under the Code and refers you to the relevant section (s) of the Code. You should not use this list as a substitute for familiarity with all provisions of the Code.

Situation	Code Section
Unethical or illegal behavior: You observe conduct by another employee, a supplier, a customer, or another person doing business with the firm that you believe to be unethical, illegal, or contrary to the Code of Conduct.	1.5

Discriminatory or harassing conduct: You experience or observe conduct that you believe violates the firm’s policies prohibiting employment discrimination or harassment.	2

Confidential information: You wish to disclose confidential information about the firm, a customer, a fellow employee, or another person or entity doing business with the firm.	3 and 4

Publications: You wish to write and publish a book, article, or other work relating to the business of JPMorgan Chase.	3.4

Situation	Code Section
Speaking engagements and public testimony: You wish to give a speech or provide testimony on a subject relating to the firm’s business.	3.4

Media inquiries: You have received an inquiry from a member of the media on a subject related to the firm’s business, or in a situation in which you might be seen as speaking for the firm.	3.4

Endorsements: A customer, supplier, or other person or entity doing business with the firm has asked you to provide an endorsement or testimonial.	3.4

Post-employment obligations: You anticipate leaving JPMorgan Chase, and you are not certain what continuing obligations you may have after your employment is ended.	5.11

Potential conflict of interest: You are in a situation that presents a potential conflict of interest or appearance of a conflict of interest.	6

Outside business or other for-profit activities: You wish to become involved with an outside business or to accept a second job.	6.3

Outside not-for-profit activities: You wish to become a director, trustee, or officer of a not-for-profit organization.	6.3

Holding political office or other governmental position: You wish to run for political office or accept appointment to any governmental position.	6.3 and 6.4

Political activities: You wish to become involved with a political campaign, lobbying effort, or other political activity.	6.4

Gifts or entertainment offered or provided by persons doing business with JPMorgan Chase: You are offered or receive a gift from a customer, supplier, or other party doing business with JPMorgan Chase.	6.5

Gifts to customers, suppliers, or others doing business with JPMorgan Chase: You wish to make a gift or extend an invitation to a person doing business with JPMorgan Chase.	6.6

Charitable solicitations at work: You wish to ask co-workers, customers, or suppliers to contribute to a charitable cause with which you are involved.	6.7

Personal investment activity: You, or a member of your family, are making personal investments that may be subject to the firm’s policies and procedures regarding personal account trading.	7

1.5.         Obligation to report violations

You must promptly report any known or suspected violation of the Code, any internal firm policy, or any law or regulation applicable to the firm’s business, whether the violation involves you or another person subject to the Code. In addition, you should report any illegal conduct, or conduct that violates the underlying principles of the Code, by any of our customers, suppliers, contract workers, business partners, or agents. If something doesn’t look right, say something.

Report violations as follows:

Matters involving harassment or discrimination must be reported to your manager, to the Employee Relations Unit of Human Resources, or to your HR Business Partner or Employee Relations.

Matters involving fraudulent acts, including acts by third parties against the firm or personal dishonesty by an employee, must be reported to the Global Security and Investigation Department.

If you believe that an official at a high level of the firm is involved, report to the General Auditor.

All other matters should be reported to the Legal and Compliance Department.

If the persons to whom you report a violation are not responsive, or if there is reason to believe that reporting to the persons indicated above is inappropriate in a particular case, then you should contact the firm’s General Counsel, any other Executive Committee member, or the General Auditor.

To call the Global Security and Investigation Department, dial:

from within the U. S., Canada and Latin America (toll free)

1-888-282-5867

from EMEA

all locations (toll call)

+44-207-325-9082 or 9261 or 1110 (reverse charge calls accepted during normal business hours)

UK, Belgium, Luxemburg, Spain, Switzerland, Italy, South Africa, Germany, Ireland, and Russia (toll free)

00800 3247 5869 (confidential freephone)

all other EMEA locations (toll free)

+44 207 325 9082 or 9261 or 1110 (reverse charge calls accepted during normal business hours if toll free calls are not permitted from your dialing location)

from Asia Pacific

all locations (toll call)

+852 2800 1656 or 8780 (reverse charge calls accepted during normal business hours)

China, Hong Kong, Japan, Malaysia, South Korea, Singapore, Thailand, Taiwan, and Australia (toll free)

800 5784 5784 (confidential international freephone)

all other Asia Pacific locations (toll free)

+852 2800 1656 or 8780 (reverse charge calls accepted during normal business hours if toll free calls are not permitted from your dialing location)

You may also contact the Global Security and Investigation Department either by mail:
from North America	1 Chase Manhattan Plaza, 21st Floor, New York, NY 10081
from all other locations	125 London Wall, 16th Floor, London EC2Y5AJ England
or by e-mail:
from North America	fraud. prevention. and. investigation@jpmchase. com
from Asia Pacific	FPI-ASIAPACIFIC@jpmorgan. com
from all other locations	FPI-EMEA@jpmorgan. com

If you have a particular concern regarding accounting, internal accounting controls, auditing matters, or financial reporting practices that you wish to bring to the attention of the Audit Committee of the Board of Directors, you may do so by mail sent to: JPMorgan Chase & Co., Attention: Audit Committee Chairman, c/o Global Security and Investigation Department at one of the addresses listed above, or by calling the Global Security and Investigation Department at any of the telephone numbers listed above.

You may report your concerns anonymously, if you wish. We will respect the confidentiality of those who raise concerns, subject to our obligation to investigate the concern and any obligation to notify third parties, such as regulators and other authorities. We strictly prohibit retaliation against employees for good faith reporting of any actual or suspected violations of the Code.

You must immediately report to your Human Resources Business Partner or Employee Relations any misdemeanor (other than a minor traffic violation), criminal charge, or arrest involving you personally, whether it relates to the business of the firm or not. See HR’s policy on Criminal Convictions, linked below.

Employees in France are subject to other reporting provisions, which are included in either the French Compliance Manual (linked below) or the French Code of Conduct (available from Human Resources in France).

1.6.         Current version of the Code

The current edition of the Code is posted on the intranet. It may be amended from time to time, and all amendments are effective immediately upon posting. It is your responsibility to review the Code from time to time to ensure that you are in compliance.

1.7.         Affirmation

You are required to affirm, either in writing or electronically, that you have read and understood the Code and that you will comply with it. This affirmation is required of new employees when they are hired and of new directors when they are elected to office. In addition, periodically all employees will be required to re-affirm their understanding of and compliance with the then-current Code.

2.                                      DIVERSITY

JPMorgan Chase is committed to providing an inclusive and nondiscriminatory working environment in which all employees are valued and empowered to succeed. The firm prohibits discrimination or harassment on the basis of race, color, national origin, citizenship status, creed, religion, religious affiliation, age, sex, marital status, sexual orientation, gender identity, disability, veteran status, and any other status protected under any applicable law. Each of us is responsible for ensuring implementation of this policy and maintaining a business environment free of harassment and intimidation.

Likewise, you may not unlawfully discriminate in your dealings with current or prospective customers and suppliers.

The firm’s Travel and Entertainment Policies preclude reimbursement from, or payment by, JPMorgan Chase for membership in or expenses incurred at organizations with discriminatory practices.

3.                                      CONFIDENTIAL INFORMATION, PUBLIC COMMUNICATION, DATA PRIVACY

We are all responsible for the safeguarding of confidential information, whether it is information entrusted to us by our customers, information regarding JPMorgan Chase’s businesses and activities, or information about other employees.

3.1.         Information about the firm, its customers, its employees, and others

You may have access to confidential information related to the firm’s business. Information related to the firm’s business includes information about the firm, as well as information related to the firm’s customers, counterparties, or advisory clients (all of which the Code refers to as customers), business partners, suppliers, and your fellow employees.

You may not, either during your period of service or thereafter, directly or indirectly, use or disclose to anyone any such confidential information, except as permitted by the Code and other policies applicable to you.

You must observe the following principles when dealing with information relating to the firm’s business:

(a)                                 Assume that information that you have about the firm and its business, or about its past, present, or prospective customers, suppliers, and employees, is confidential, unless the contrary is clear.

(b)                                 Treat all personal information about individuals as confidential.

(c)                                  Before sharing confidential information with others in the firm, be sure that you are permitted to do so. Do not disclose confidential customer information to other employees who are not involved with the transaction or service for which the information was provided to the firm –– even if you believe the disclosure might be useful in the context of other firm business –– unless you are authorized to do so.

(d)                                 Do not disclose confidential information to anyone outside the firm unless you are authorized to do so. Where such disclosure is authorized, a confidentiality or privacy agreement may be required; check with the Legal and Compliance Department.

(e)                                  If you are permitted to share confidential information, use your judgment to limit the amount of information shared and disclose it only on a need-to-know basis in order to provide the services we are engaged to provide. Ensure that the recipient knows the information is confidential and has been instructed about restrictions on further use and dissemination.

(f)                                   Comment or provide information on matters related to the firm’s business only if it is part of your job function or you are otherwise authorized to do so.

(g)                                  Protect confidential information when communicating electronically — for instance, by e-mail or through the internet.

(h)                                 Remember that all forms of communication are covered, including written, telephonic, and electronic communications such as website chatrooms, e-mail, and instant messaging. (See Section 3.4 for more on internet communications.)

(i)                                     Consult your manager or your Compliance officer if you have any question about whether information can be shared.

3.2.         Prior employer’s confidential information and trade secrets

Do not disclose to JPMorgan Chase, or use during your employment at JPMorgan Chase, any confidential information or trade secret of a prior employer, unless the information or trade secret is then public information through no action of your own.

3.3.         Special rules regarding customer information and data privacy legislation

Each of us has a special responsibility to protect the confidentiality of information related to customers. This responsibility may be imposed by law, may arise out of agreements with our customers, or may be based on policies or practices adopted by the firm. Certain jurisdictions have regulations relating specifically to the privacy of individuals and/or business and institutional customers. Various business units and geographic areas within JPMorgan Chase have internal policies regarding customer privacy. You should be familiar with those that apply to you. Customer information should never be disclosed to anyone outside the firm except as permitted by law and in the proper conduct of our business, where disclosure is required by legal process, or where the Legal and Compliance Department otherwise determines it is appropriate.

3.4.         Publications, speeches, internet postings, and other communications relating to JPMorgan Chase’s business

You should not comment on or provide information relating to JPMorgan Chase’s businesses, or to any subject matter that relates to your job responsibilities or expertise at JPMorgan Chase, in public forums (including internet chatrooms, networking sites, bulletin boards, blogs, etc.) unless you are specifically authorized to do so. The concept of “relating to JPMorgan Chase’s businesses” is broadly defined and generally includes anything related to the financial services industry; the firm itself and its businesses; such matters as the firm’s security, technology support, procurement practices, legal/regulatory/compliance issues, etc.; and the firm’s customers, employees, or vendors.

You should also be alert to situations in which you may be perceived as representing or speaking for the firm. You should not make any statements on behalf of JPMorgan Chase unless you are authorized to do so. Refer all media inquiries to the Media Relations Office.

Public testimony (as an expert witness or otherwise), publications and speaking engagements relating to the firm’s business are subject to pre-clearance. Subpoenas, requests from law enforcement or regulatory authorities, media inquiries, product advisory boards, and requests from customers or suppliers for testimonials or endorsements should be handled in accordance with applicable procedures. Before engaging in any of these activities, consult your Compliance officer or your Code Specialist and the relevant policies and procedures. Procedures for pre-clearance of these activities are included in the policy on Communication on Matters Relating to the Company’s Business.

If you will be paid for any of these activities, you will also need pre-clearance under Section 6.3.2 (outside activities); consult your Code Specialist.

4.                                      INSIDE INFORMATION AND THE POLICY ON INFORMATION BARRIERS

Buying or selling securities while in possession of material non-public information is prohibited, as is the communication of that information to others.

4.1.         Inside Information

If you are aware of inside information,

(a)                                 you may not buy or sell securities (including equity securities, bonds and other debt securities, convertible securities, derivatives, options, any stock index including any such security as an element, and any other financial instruments) that may be affected by that information, either for your own account or any account over which you exercise control, alone or with others.

(b)                                 you may not pass along any inside information expressly or by way of making a recommendation for the purchase or sale of such securities based upon inside information.

“Inside information” is material, nonpublic information about the securities, activities, or financial condition of a corporation, public entity, or other issuer of securities. Material, nonpublic information concerning market developments may also be construed to be inside information.

Information is “material” if it could have an impact on the market price of securities involved or if it is likely that a reasonable investor would consider the information important in deciding whether to purchase or sell the securities. Information may be material to one issuer but not to another, or to certain securities of an issuer but not to all securities of that issuer.

Information should be considered “nonpublic” unless it is clearly public. Information is deemed public once it has been publicly announced or otherwise disseminated in a manner that makes the information available to investors generally.

Likewise, you may not buy or sell securities if you have knowledge of proposed customer trades, trades by JPMorgan Chase, or forthcoming research reports regarding those securities or the issuer of those securities, and you may not pass along this information to others in any way.

These prohibitions are applicable no matter how you acquired the inside information. They are applicable to the securities of JPMorgan Chase as well as to those of other companies.

These prohibitions do not apply to qualified transactions pursuant to certain planned acquisition or selling programs, such as so-called 10b5-1 programs. These prohibitions also do not apply to legally permissible transactions with the issuer of the securities, or with other persons having the same information you have (a circumstance likely to be relevant only in the context of private securities). Before engaging in any transactions you believe to be permissible under this paragraph, you must consult with your Compliance officer.

4.2.         The Policy on Information Barriers and other restrictions on sharing information

The firm’s Policy on Information Barriers refers to a system of information barriers (also known as Chinese Walls) designed to limit the flow of inside information from areas that routinely have access to such information, such as Investment Banking, Capital Markets, Commercial Lending, Credit, Restructuring, and Mergers and Acquisitions (“insider areas”), to those areas that trade in or sell securities or provide investment advice regarding securities, such as Sales, Trading, Research, and Asset Management (“public areas”). The Policy on Information Barriers prohibits anyone in an insider area from communicating inside information, however obtained, to anyone in a public area, subject to limited exceptions approved by the relevant Compliance officer.

In addition, some business areas within the firm require procedures that address more specifically the information flows within those business areas. These are also referred to as information barriers (or as Chinese walls).

Employees subject to the firm’s Policy on Information Barriers, or to other information barriers designed to meet specific business needs, are responsible for compliance with the provisions of applicable policies.

5.                                      OTHER BUSINESS CONDUCT

We are all expected to conduct the firm’s business in accordance with the highest ethical standards, respecting the firm’s customers, suppliers, and other business counterparties, dealing responsibly with the firm’s assets, and complying with applicable legal and regulatory requirements.

5.1.         Assets of the firm

You are expected to protect the firm’s assets as well as the assets of others that come into your custody.

The firm’s assets include not only financial assets such as cash and securities and physical assets such as furnishings, equipment and supplies, but also customer relationships and intellectual property such as information about products, services, customers, systems and people. All property created, obtained, or compiled by or on behalf of the firm — including customer lists, directories, policies and procedures, files, reference materials and reports, computer software, data processing systems, computer programs, and databases — belongs to the firm.

The firm’s assets should be used only for the conduct of the firm’s business, except where limited incidental personal use is authorized by the Code or other applicable policies.

5.2.         Intellectual property

Any invention, discovery, development, concept, idea, process, or work related to the firm’s business, written or otherwise, whether or not it can be patented or copyrighted, that you develop alone or with others during your employment with the firm (all of which are referred to as “Company Inventions”) belongs to the firm. If a Company Invention is something that can be copyrighted and you create it as a part of your job with the firm or because the firm asks you to create it, it is a “work made for hire.” The firm is not required to acknowledge your role in the creation of any Company Inventions or to have your permission to modify, expand, or benefit from it.

As a condition of your employment, you assign exclusively to the firm all of your right, title and interest in Company Inventions. You further agree to assist the firm in obtaining for its own benefit intellectual property rights, including any patents and copyrights, in the Company Inventions and agree to deliver any documents that may be requested to assure, record or perfect your assignment of the Company Inventions to the firm.

5.3.         Telephones, e-mail, internet, and other electronic communications devices

Telephones, electronic mail (e-mail) systems and other electronic communications devices provided by JPMorgan Chase, whether in the workplace or elsewhere, are the property of the firm and should be used for business purposes; however, limited incidental personal use is permitted, consistent with the Code and all other policies of the firm.

The use of e-mail, the firm’s intranet and the internet must conform to the policies of JPMorgan Chase. E-mail and internet systems may be used to transmit or provide access to confidential information only when such information is adequately protected and transmitting such information is necessary for business purposes.

Among other things, the following are prohibited in electronic communications:

(a)                                 statements, which, if made in any other forum, would violate any of our policies, including policies against discrimination and harassment; participation in impermissible or illegal activities (such as gambling or the use and sale of controlled substances); and the misuse of confidential information.

(b)                                 accessing, downloading, uploading, saving, or sending sexually oriented or other offensive materials.

JPMorgan Chase considers all data and communications transmitted through, received by, or contained in the firm’s electronic or telephonic equipment and systems to be JPMorgan Chase’s property. Subject to applicable laws and regulations, JPMorgan Chase reserves the right to monitor, review, and disclose all such data and communications as it deems appropriate. You should have no expectation of privacy when using such resources.

5.4.         Internal controls, record-keeping, and reporting

Internal accounting controls and record-keeping policies have been established in order for JPMorgan Chase to meet both legal and business requirements. You are expected to maintain and adhere to these controls and policies.

The falsification of any book, record, or account relating to the business of JPMorgan Chase, its customers, or its suppliers, or to the disposition of assets of the firm, its customers, or its suppliers (including without limitation the submission of any false personal expense statement, claim for reimbursement of a non-business expense or a false employee record or claim under an employee benefit plan), is prohibited.

The firm’s record-keeping policies include policies for records and document retention and destruction. Notwithstanding any other provision of document retention policies, no document or record may be destroyed if you have been advised or otherwise should recognize that it may be relevant to a pending or threatened legal or regulatory proceeding, except in accordance with procedures approved by the head of the Litigation Group in the Legal Department or one of his/her direct reports.

It is of critical importance that JPMorgan Chase’s filings with regulatory authorities be accurate and timely. Information provided to those involved in preparation of the firm’s disclosures to regulators and investors should be complete, accurate, and informative.

5.5.         Limits of your authority

Your authority to act on behalf of JPMorgan Chase is limited by various laws, regulations, corporate charters, by-laws, and board resolutions, and by internal policies and procedures. You may not sign any documents, or otherwise represent or exercise authority, on behalf of any JPMorgan Chase entity unless you are specifically authorized to do so. Be aware of limits on your authority and do not take any action that exceeds those limits.

Delegation of authority, where permissible under corporate policies and otherwise appropriate, should be reasonably limited in scope and subject to appropriate ongoing oversight.

5.6.         Business relationships

5.6.1.      Fair dealing; respect for human rights

In addition to strict compliance with applicable laws, rules, and regulations, JPMorgan Chase expects its employees and directors to conduct themselves in accordance with general standards of ethical behavior. In particular:

(a)                                 You should always endeavor to deal fairly and in good faith with the firm’s customers, suppliers, competitors, business partners, regulators, and employees. It is our policy not to take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

(b)                                 You should observe the firm’s Human Rights Statement, where it is applicable to your business dealings.

5.6.2.      Customer, supplier, and employee relationships

During your employment you may not, directly or indirectly:

(a)                                 solicit for a competitor, or divert or attempt to divert from doing business with JPMorgan Chase, any customer, identified prospective customer, supplier, or other person or entity with whom JPMorgan Chase has or had a business relationship.

(b)                                 solicit JPMorgan Chase’s employees for employment or engagement elsewhere or solicit or induce any employee, consultant, independent contractor, agent, or supplier to leave JPMorgan Chase.

5.7.         Money laundering and the USA PATRIOT Act

JPMorgan Chase has established policies, procedures and internal controls designed to assure compliance with international laws and regulations regarding money laundering and terrorist financing, including relevant provisions of the Bank Secrecy Act and the USA PATRIOT Act in the United States and similar legislation in other countries. You should be familiar with, and comply with, these policies, procedures and controls. You should also understand your obligations to:

(a)                                 know your customers and your customers’ use of the firm’s products and services.

(b)                                 get proper training if you are identified as being in a job that poses a risk of money laundering or terrorist financing.

(c)                                  be alert to and report unusual or suspicious activity to the designated persons within your line of business or region, including your Compliance officer or Risk Manager responsible for anti-money laundering compliance.

5.8.         Conduct with competitors; tying of products

United States antitrust laws and the laws of many other jurisdictions prohibit certain conduct that is deemed collusive or anti-competitive, such as agreements among competitors to affect prices of goods or services (price fixing), reduce competition in a bidding process (bid rigging), divide up customers or markets, limit availability of products or services, or refuse to deal with a specific business counterparty. If your work involves interacting with a competitor of JPMorgan Chase or if you communicate about pricing with parties other than clients, you should be familiar with relevant firm policies.

“Tying” arrangements, under which the availability or price of one product is conditioned on the customer’s purchase of another product, are illegal under some circumstances. United States Federal laws govern tying arrangements involving bank subsidiaries of JPMorgan Chase & Co. You are responsible for being familiar with these rules if they apply to you.

If you have any question as to whether any conduct may be collusive or anti-competitive, or may violate the prohibitions against tying, consult with the Legal and Compliance Department.

5.9.         Bribery and the Foreign Corrupt Practices Act

Federal and other laws in the United States and the laws of many other countries prohibit giving, offering, or promising, directly or indirectly, anything of value to corruptly influence any government official, including any officer of a political party or a candidate for political office, for the purpose of obtaining or retaining business or to secure an improper advantage (such as favorable regulatory or judicial action). Offering or paying such remuneration to any such person, either directly or through any intermediaries such as agents, attorneys or other consultants, is strictly prohibited.

In addition, you may not accept any such payments in connection with any business decision or transaction, even if such payments are customary in the particular country involved.

5.10.       International boycotts and economic sanctions

The U.S. antiboycott law prohibits certain actions to comply with or support an unsanctioned foreign boycott against a country friendly to the United States. The prohibited actions include refusing to do business in a certain country, furnishing information about a person in response to a boycott-related request, and implementing a letter of credit that contains a condition related to any of the prohibited actions.

The U.S. economic sanctions regulations prohibit U.S. persons, including U.S. financial institutions and their foreign branches and non-U.S. affiliates, from exporting financial services to certain foreign governments and their specially designated nationals named by the Office of Foreign Assets Control (OFAC). These regulations also require that assets of these governments and persons be frozen. All JPMorgan Chase branches and subsidiaries are required to establish policies and procedures to ensure that their customers (and potential customers) are not on the OFAC list. You should be familiar with the policies and procedures that apply to you.

5.11.       Post-employment responsibilities

As a condition of continued employment with JPMorgan Chase, employees will have certain responsibilities after their employment with JPMorgan Chase terminates. These responsibilities include an obligation to return all firm assets in their possession, maintain the confidentiality of information, refrain from insider trading based on information obtained in the course of employment by JPMorgan

Chase, and, if requested, assist JPMorgan Chase with investigations, litigation, and the protection of intellectual property relating to their employment. Senior-Level Employees have additional obligations for one year after they leave JPMorgan Chase, including prohibitions on the solicitation and hiring of JPMorgan Chase employees and solicitation of certain customers. Certain employees are subject to other post-employment restrictions. You are responsible for knowing which post-employment restrictions and requirements apply to you.

5.12.       Other professional obligations of some employees

Some employees have additional obligations relating to their positions with the firm, including employees who are considered to be finance professionals, certain employees acting as attorneys for the firm, and certain officers in the Investment Bank and Asset Management. If you are subject to any of these additional requirements, you should be familiar with and comply with them.

6.             OUTSIDE ACTIVITIES, GIFTS, AND OTHER POTENTIAL CONFLICTS OF INTEREST

Employees must never permit their personal interests to conflict with or to appear to conflict with the interests of the firm. When faced with a situation involving a potential conflict, ask yourself whether public disclosure of the matter could embarrass JPMorgan Chase or you, or would lead an outside observer to believe a conflict exists, whether or not one actually does. You must disclose to the Office of the Secretary all potential conflicts of interest, including those in which you may have been placed inadvertently due to either business or personal relationships with customers, suppliers, business associates, or competitors of JPMorgan Chase, or with other JPMorgan Chase employees.

6.1.         Personal relationships

In general, you may not act on behalf of JPMorgan Chase in any transaction or business relationship involving yourself, members of your family, or other persons or organizations with which you or your family have any significant personal connection or financial interest. These matters should be handled by an authorized unrelated employee.

You may not engage in self-dealing or otherwise trade upon your position with JPMorgan Chase or accept or solicit from a client or supplier any personal benefit that is not generally available to other persons or that is made available to you due to your position with JPMorgan Chase (except in accordance with our policies regarding the occasional acceptance of gifts).

Negotiating with JPMorgan Chase on behalf of others with whom you or your family have a significant connection should be avoided if there is a risk that your involvement would be perceived as self-dealing or trading upon your position with the firm.

Hiring or working with relatives, or someone with whom you have a romantic relationship, is subject to specific restrictions. You should be aware of those limitations if they apply to you.

6.2.         Personal finances

Because of the nature of our business, any improper handling of your personal finances could undermine your credibility and that of JPMorgan Chase. Also, a precarious personal financial position might appear to influence actions or judgments you make on behalf of JPMorgan Chase.

You may not borrow money (other than nominal amounts) from or lend money to other employees, customers or suppliers, or act as a guarantor, co-signer, or surety or in any other similar capacity for customers, suppliers, or other employees. You should borrow only from reputable organizations that regularly lend money. If you borrow from any financial institution, the loan must be obtained on non-preferential terms.

In general, you may not participate in any other personal financial transactions with fellow employees, customers, or suppliers. This prohibition includes shared investments (unless they are either widely held or held pursuant to firm sponsored co-investment plans) and investment clubs.

The foregoing limitations do not apply to:

(a)           borrowing from, or acting as guarantor, co-signer, or surety for, relatives or close personal friends (generally, friendships formed outside the context of any JPMC business relationship).

(b)           borrowing on non-preferential terms from a customer that is in the financial services business.

(c)           making consumer credit purchases on non-preferential terms from a customer or supplier in the normal course of that customer/supplier’s business.

6.3.         Outside business and not-for-profit activities; outside employment

6.3.1.      General

Your outside activities must not reflect adversely on JPMorgan Chase or give rise to a real or apparent conflict of interest with your duties to the firm. You must be alert to potential conflicts of interest and be aware that you may be asked to discontinue any outside activity if a potential conflict arises. You may not, directly or indirectly:

(a)           accept a business opportunity from someone doing business or seeking to do business with JPMorgan Chase that is made available to you because of your position with the firm.

(b)           take for yourself a business opportunity belonging to the firm.

(c)           engage in a business that competes with any of the firm’s businesses.

In general, employees may not work for, or serve as a director or officer of or adviser to, a competitor of the firm. Competitors include unrelated financial services companies of any kind, and others engaged in any business The firm is involved in, such as banks, asset managers, depository institutions, credit unions, lenders, investment banks, insurers, insurance agencies, and securities brokers, dealers, and underwriters. Employees should also not invest in a competitor (other than investments in securities of publicly traded companies).

Outside activities must not interfere with your job performance or require such long hours as to affect your physical or mental effectiveness. Your job at JPMorgan Chase should always be your first work priority.

You may accept appointments as a personal fiduciary only for family members and close personal friends. However, you may not act as a personal fiduciary for a personal friend if the friendship developed in the context of a JPMorgan Chase customer relationship.

6.3.2.      Required pre-clearance of outside activities

Pre-clearance is required for certain outside activities by employees, as described below.

1. Outside business activities

Subject to the exclusions listed below, you are required to pre-clear:

(i)            any outside activity for which you will be paid, including a second job and any paid service to a not-for-profit organization.

(ii)           whether or not you will be paid, any affiliation with another business as a director, officer, advisory board member, general partner, owner, consultant, holder of 5% or more of the business’ voting equity interests, or in any similar position.

However, you are not required to pre-clear the following activities under this Section (although these matters may be subject to clearance or reporting requirements of your business unit or of other sections of the Code):

(a)           certain types of appointments specifically excluded from Section 6.3.2 by the Office of the Secretary because they are undertaken at the request of JPMorgan Chase in the normal course of a business in which the firm is routinely engaged.

(b)           any unpaid affiliation with a trade association, professional association, or other such organization related to your position at JPMorgan Chase (however, if the organization is involved in lobbying activities relating to the business of the firm and you are either (i) an executive officer or board member of the organization, or (ii) directly involved in the government relations activities of the organization, you should discuss the affiliation with the Government Relations Department in advance).

(c)           unpaid positions with co-op boards, condominium associations, and similar entities the sole business of which is to hold title to and/or manage real property in which you can or do reside.

(d)           unpaid positions with holding companies, trusts, or other non-operating entities established solely for purposes of your or your family’s estate or tax planning or to hold your or your family’s real estate or other investments that would not otherwise require pre-clearance under this Section 6.3.2.

(e)           an unpaid position on the customer advisory board of a JPMorgan Chase vendor/supplier that is approved in accordance with Section 3.4 and the policy on Communication on Matters Relating to the Company’s Business.

2. Not-for-profit activities

Unpaid not-for-profit activities generally do not require pre-clearance. However, employees are required to pre-clear any board or official position with a not-for-profit entity if:

(a)           the not-for-profit entity is a customer of the firm, other than for routine branch banking services.

(b)           you have been requested to serve in that capacity by a customer or supplier of your business unit.

(c)           your service would otherwise present a conflict of interest or the appearance of a conflict of interest.

As noted above, positions with trade associations, professional associations, or other such organizations related to your position at JPMorgan Chase need not be pre-cleared.

3. Governmental activities

You are required to pre-clear any government position, whether paid or unpaid, including as an elected official and as a member, director, officer, or employee of a governmental agency, authority, advisory board, or other board (a public school or library board, for example). You must obtain pre-clearance before becoming a candidate for elective office.

Procedures and forms for pre-clearance of these activities are available in the JPMorgan Chase Procedures and Forms for Pre-Clearance of Outside Activities. You must seek a new clearance for a previously approved activity whenever there is any material change in relevant circumstances, whether arising from a change in your job with JPMorgan Chase or in your role with respect to that activity or organization. You must also notify the Office of the Secretary when any approved outside activity terminates.

Note also that publications and speaking engagements relating to the business of JPMorgan Chase must be pre-cleared under Section 3.4 of the Code.

6.4.         Political Activities

6.4.1.      Political campaign activities and contributions by employees

Volunteering for a political campaign. If you wish to volunteer for a political campaign, you must do so on your own time and as an individual, not as a representative of the firm or any of its affiliates. You may not use any JPMorgan Chase staff, facilities, equipment, supplies, or mailing lists.

When acting as a fundraiser for a candidate or political event, be certain that your activities cannot be viewed as connected with your position with JPMorgan Chase, especially when communicating with colleagues, customers, or suppliers. Contact the Government Relations Department for further guidance on such activity.

(Note that running for public office is covered by Section 6.3.2.)

Soliciting others. Employees may not contact other employees during work hours or on firm premises to solicit political contributions or volunteer political activity (including “grassroots” activity such as encouraging others to contact elected representatives regarding specific legislation). Employees may not use firm resources (stationery, e-mail or phones, facilities, client or employees lists, etc.) to contact anyone, including employees, customers and vendors, for these purposes at any time. These prohibitions do not apply to solicitations by the JPMorgan Chase Political Action Committees (the PACs) or to candidate events, fundraisers, and other activities organized by Government Relations and approved by Legal & Compliance. Any other exceptions to these prohibitions require the prior approval of both Government Relations and the Government Entities Compliance Group of the Legal and Compliance Department.

Political contributions. You have the right to participate in the political process by making personal contributions from personal funds, subject to applicable legal limits. However, you cannot be reimbursed or otherwise compensated by JPMorgan Chase for any such contribution.

Certain business units (for example, Tax Exempt Capital Markets, Investment Management, and others that sell products and services to government entities) may have additional policies regarding employees’

personal contributions; you are responsible for being aware of, and complying with, any rules applicable to your business unit.

Additionally, you must contact the Government Relations Department or your local Compliance officer with respect to a personal political contribution that could violate, or create the appearance of a violation of, the Foreign Corrupt Practices Act or local law. (See Section 5.9 for a discussion of the Foreign Corrupt Practices Act and the firm’s Anti-Corruption Policy.) Employees need to be especially sensitive when giving to officials who are part of the decision-making process with respect to any matters relating to the firm.

6.4.2.      Political contributions and related activities by JPMorgan Chase

Political contributions and gifts. It is improper to offer or give anything to a public official, either directly or through an intermediary, in an effort to secure an advantage that would not have been granted if the offer or gift had not been made. In the U.S., political contributions by corporate entities are strictly regulated by laws at the federal, state and local levels. These laws often prohibit or limit direct monetary contributions made from corporate funds (such as a contribution check or purchase of fundraising event tickets) as well as in-kind contributions (such as the use of corporate facilities or staff, and even the granting of loans or other products at preferential rates). Local law in jurisdictions outside the U.S. can also impose restrictions. Therefore, both within and outside the U.S.,

(a)           all requests for firm support (either through monetary or in-kind contributions) of political events, political candidates and their campaigns, political parties, or political committees must be pre-approved and processed by the Government Relations Department.

(b)           political contributions proposed to be made by or on behalf of the firm must be pre-cleared by the Government Relations Department.

(c)           all gifts to governmental officials to be made by or on behalf of the firm (including items of value, transportation, lodging, meals, entertainment, and services, and including invitations to non-profit or other special events for which the firm has paid) must comply with rules applicable to the relevant jurisdiction and with JPMorgan Chase’s policies. Note that many jurisdictions prohibit or restrict such gifts. For information on gifts to officials in the United States, see Government Entities Compliance (GEC); for information on gifts to officials outside the U.S., see the Anti-Corruption Policy (which covers the Foreign Corrupt Practices Act). Contact the local Compliance unit in the relevant jurisdiction(s) for further guidance.

Lobbying by or on behalf of JPMorgan Chase. All lobbying activities, including the retention of outside lobbyists, must be pre-cleared through the Government Relations Department. Note that the federal government and each state has its own definitions and regulations regarding lobbying of governmental employees, and what might seem like a simple meeting could trigger a reporting requirement; if in doubt, contact Government Relations.

6.5.         Accepting gifts, meals, and entertainment from customers, suppliers, and others doing business or seeking to do business with JPMorgan Chase

A gift may take many forms. For the purposes of the Code, the term “gift” includes anything of value for which you are not required to pay the retail or usual and customary cost. A gift may include meals or refreshments, goods, services, tickets to entertainment or sporting events, or the use of a residence, vacation home, or other accommodations.

Note that, where one of the firm’s business units or groups has a business/“client” relationship with another (e.g., trade executions by an IB desk for clients of another IB desk or an AM sales group) or where one unit or group serves a control function for another (e.g., Legal & Compliance, Audit, Risk Management, Operations), gifts between the two units/groups, or between individuals in the two units/groups, are covered by the gift policies of this Section 6.5 (in addition to any other policies that may be applicable to such units/groups).

Gifts given by others to members of your family, to those with whom you have a close personal relationship, and to charities designated by you, are considered to be gifts to you for purposes of the Code.

You may never, except as provided in the Code:

(a)           solicit, for yourself or for anyone else (other than the firm), or accept anything of value from anyone doing business with the firm.

(b)           solicit, for yourself or for anyone else (other than the firm), or accept anything of value from anyone in return for any business, service, or confidential information of the firm.

(c)           solicit, for yourself or for anyone else, or accept anything of value, directly or indirectly (other than bona fide salary, wages, awards, and fees paid by or to the firm), from anyone in connection with the business of the firm, either before or after a transaction is discussed or consummated.

Note that the restrictions in this section 6.5 are not intended to apply to gifts based on obvious family relationships (such as your parents, children, or spouse) or close personal friendships developed outside the context of a JPMorgan Chase customer or vendor relationship, where the circumstances make it clear that it is the relationship rather than the firm’s business that is the motivating factor.

You are responsible for being familiar with any additional restrictions that may be applicable to your business unit.

6.5.1.      What you may accept

Acceptance of gifts of any kind (including entertainment and hospitality) from any customer, supplier, or other party doing or seeking to do business with JPMorgan Chase (including identified prospective customers) is generally prohibited. However, subject to the prohibitions in Section 6.5.2 and to any more restrictive policies your business unit may have, the following gifts may be accepted on infrequent occasions from such a person if it is clear that the person is not trying to influence or reward you inappropriately in connection with any business decision or transaction and the gift is unsolicited:

(a)           gifts having a retail value not exceeding U.S. $100 (or such lesser amount as is established by your local Compliance unit) that are given on an occasion when gifts are customary (on a birthday or major holiday, or on the occasion of a promotion or retirement, for example; note that gifts given in appreciation for good service, or as thanks for our business, are not permitted).

(b)           advertising or promotional material having a retail value not exceeding U.S. $100 (or such lesser amount as is established by your local Compliance unit), such as pens, pencils, note pads, key chains, calendars, and similar items.

(c)           discounts and rebates on merchandise or services that are offered to the general public, or to all employees under a plan negotiated by JPMorgan Chase.

(d)           customary mementos at closing dinners, permitted golf outings, and similar functions.

(e)           civic, charitable, educational, or religious organization awards for recognition of service and accomplishment having a retail value not exceeding U.S. $100 (or such lesser amount as is established by your local Compliance unit).

(f)            meals, refreshments, and entertainment in the course of a meeting or other occasion, provided:

(i)            the purpose is business-related,

(ii)           your host is present,

(iii)          your attendance is related to your duties with JPMorgan Chase,

(iv)          the level of expense is reasonable and customary in the context of your business and the relationship with the host, and

(v)           the frequency of such invitations from one host is not excessive.

If you have questions about whether a specific invitation may be accepted under this item — whether, for example, it is business-related, or reasonable and customary in the context of your business with the host — discuss it with your Code Specialist or your Compliance officer.

(g)           gifts of food or beverage items that are not easily returned, if they are:

(i)            given on an occasion when gifts are customary (on a birthday or major holiday, or on the occasion of a promotion or retirement, for example; note that gifts given in appreciation for good service, or as thanks for our business, are not permitted),

(ii)           not extravagant, and

(iii)          shared among members of your business unit.

If you have questions about whether a gift of food or beverage items is extravagant, discuss it with your manager, your Code Specialist, or your Compliance officer.

Where this Section refers to “a retail value not exceeding U.S. $100,” the relevant Compliance unit will determine the approximate equivalent in local currency for use in jurisdictions outside the U.S.

Whenever you receive a gift, or an offer of a gift, that is not specifically permitted by this Section 6.5.1, make every effort to refuse or return it. If that isn’t possible, notify your Compliance officer or your Code Specialist to discuss how to deal with the gift.

6.5.2.      What you may not accept

Except as approved pursuant to Section 6.5.3, you may not accept the following from any current or identified prospective customer, supplier, or other party doing business with JPMorgan Chase:

(a)           gifts of cash or cash equivalents (such as gift certificates, gift checks, or securities), in any amount.

(b)           discounts not available to the general public or to all employees under a plan negotiated by JPMorgan Chase.

(c)           gifts to be delivered in installments.

(d)           bequests or legacies.

(e)           invitations to parties, sports outings, and similar events solely for groups of more than ten JPMorgan Chase employees sponsored by parties that do business with JPMorgan Chase, including golf or other sports or similar outings, year-end parties, group dinners, or departmental entertainment, unless they have been approved in writing by a member of the Executive Committee or an officer who reports directly to an Executive Committee member, with a copy to your Code Specialist.

(f)            travel or accommodation expenses, unless they have been approved in writing by a member of the Executive Committee or an officer who reports directly to an Executive

Committee member, with a copy to your Code Specialist (travel and accommodations are not considered gifts and may be accepted if they are agreed as part of a business transaction between the party providing the travel or accommodations and JPMorgan Chase).

(g)           tickets for sports competitions, concerts, or other events for your personal use, other than as permitted under Section 6.5.1, whether you pay for them or not.

6.5.3.      Approval of nonconforming gifts

An Executive Committee member, your Code Specialist, and the Office of the Secretary together may approve, on a case-by-case basis, the acceptance of a gift that is not specifically permitted under Section 6.5.1, or that is prohibited under Section 6.5.2. Any such approval must be in writing and pursuant to full written disclosure of all relevant facts, including the name of the donor, the circumstances surrounding the offer and acceptance, the nature and approximate value of the gift, and the reason why it cannot or should not be returned. (Use the Nonconforming Gift Approval Request and Report Form filed under Section 6.5.4, signed by each of the Executive Committee member, your Code Specialist, and the Office of the Secretary, for this purpose.)

6.5.4.      Required reporting of gifts

You are required to file a Nonconforming Gift Approval Request and Report Form with respect to:

(a)           any gift that is not permitted under Section 6.5.1 or that is listed in Section 6.5.2, if the gift has not been refused or returned (even if acceptance has been approved in accordance with Section 6.5.3). (Note that you must refuse or return any such gift unless it has been specifically approved in writing as specified in Section 6.5.3; the Nonconforming Gift Approval and Report Form should be used to evidence that approval.)

(b)           the offer or receipt of any gift that is so lavish it could give rise to an inference of impropriety, whether or not you refuse or return it.

(c)           the offer or receipt of frequent gifts from one source, whether or not you refuse or return them.

The Nonconforming Gift Approval and Report form, indicating the disposition of the gift, must be signed by an Executive Committee member, your Code Specialist, and the Office of the Secretary. The Office of the Secretary will maintain a record of all reported gifts.

6.6.         Providing gifts, meals or entertainment

Local laws or industry-specific regulations often limit or prohibit the giving of gifts by JPMorgan Chase to an employee of a current or prospective customer or supplier or any other person or entity doing business or seeking to do business with the firm. For example, broker-dealers and asset managers are generally subject to regulatory restrictions on providing gifts.

Some lines of business have very restrictive gift-giving policies, and others have prohibited gifts entirely. You are responsible for knowing and complying with the policies that apply to you.

The giving of gifts to governmental officials is in many cases strictly limited by law or regulation. See Section 6.4.2 for additional guidance.

Business-related gifts not prohibited by law or firm policies should be reasonable and customary in the context of the relationship with the recipient of the gift, appropriate for the occasion, and in conformity with the Code, JPMorgan Chase’s Travel & Entertainment Policies & Procedures, and all other applicable policies.

6.7.         Solicitations at work; charitable contributions by the firm

While the firm encourages its employees to become involved with charitable organizations, there are restrictions on solicitation of customers, suppliers, and fellow employees for contributions. You should become familiar with the relevant policies before engaging in any such activities.

In general the firm’s charitable contributions are made through the JPMorgan Chase Foundation. Occasionally customers or suppliers ask that JPMorgan Chase make a contribution to a charity or not-for-profit organization. If it is necessary for business development purposes to make a contribution, please refer to the approval guidelines specific to your line of business. You can contact Global Philanthropy if you need assistance in determining the appropriate level of support, including consideration of whether the firm has already made a contribution to the organization.

7.             PERSONAL SECURITIES AND OTHER FINANCIAL TRANSACTIONS

Your personal investment activities should always be conducted with the Company’s reputation in mind and in compliance with all applicable laws and regulations.

7.1.         General investment principles

Employees are expected to devote their workdays to serving the interests of our clients and JPMorgan Chase. Accordingly your personal securities and other financial transactions must be oriented towards a philosophy of investment as distinguished from short-term or speculative trading.

In addition to complying with all other Code provisions and relevant policies and procedures, you should observe the following general investment principles in carrying out personal transactions in securities and other financial instruments. (All references to securities should be understood to include all financial instruments, such as equity securities, bonds and other debt securities, convertible securities, derivatives, options, and any stock index.)

(a)           While in possession of inside information about the issuer of any securities or the securities themselves, never buy, sell, or recommend the purchase or sale of such securities for your account or the accounts of others, regardless of whether the inside information is gained through the scope of your employment or elsewhere. If in doubt, don’t trade.

(b)           Do not buy or sell securities with knowledge of proposed client trades, trades by JPMorgan Chase or forthcoming research reports.

(c)           Your trading and investment activities must be within your financial means.

(d)           Do not ask for or accept any preferential terms or conditions in connection with any personal trading or investments, unless the terms are available to all persons having comparable portfolios and creditworthiness, or to all employees under a plan negotiated by JPMorgan Chase.

(e)           Limit the risks in your personal account trading. Do not engage in excessive trading activities that represent a high degree of financial risk.

(f)            Trading and investment activities should be for investment purposes and not for short-term trading profits.

(g)           Do not engage in speculative trading, such as trading based on rumors.

(h)           In general, employees should not invest in a competitor (other than investments in securities of publicly traded companies). Competitors include unrelated financial services companies of any kind, and others engaged in any business the firm is involved in, such as banks, asset managers, depository institutions, credit unions, lenders, investment banks, insurers, insurance agencies, and securities brokers, dealers, and underwriters.

7.2.         Persons and accounts subject to policies

All personal investment policies that apply to you also apply to transactions in any account, whether domestic or foreign,

(a) that is established or maintained by you or by your spouse, domestic partner, minor children, or any other person to whom you provide significant financial support,

(b) over which you, or any of the other persons referred to in (a), have the power, directly or indirectly, to make investment decisions, regardless of beneficial interest, or

(c) that is established or maintained by you or with your consent or knowledge and in which you have a direct or indirect financial interest.

These are referred to as “employee-associated accounts.”

7.3.         Trading in JPMorgan Chase securities

7.3.1.      Policies applicable to all employees

Purchases and sales of JPMorgan Chase & Co.’s common stock or other securities are subject to the general investment principles set forth above. These principles are applicable to the following transactions (as they are to your other investment activities):

(a)           direct purchases and sales of JPMorgan Chase securities.

(b)           elections involving the JPMorgan Chase & Co. common stock fund in any retirement investment account (such as a 401(k) plan in the US), deferred compensation plan, or Employee Stock Purchase Plan, including decisions to increase or decrease contributions or elections that result in increasing or decreasing amounts credited to any common stock account under an employee benefit plan.

(c)           sales of JPMorgan Chase securities to meet a margin call, with or without your personal involvement.

(d)           placing, canceling, or amending limit orders with respect to JPMorgan Chase securities.

(e)           entering into, canceling, or amending sales plans sometimes referred to as 10b-5(1) plans in the United States, with respect to JPMorgan Chase securities.

However, these principles do not affect automatic purchases of JPMorgan Chase stock in accordance with previously made benefits elections and acquisitions of JPMorgan Chase stock through dividend reinvestment.

Purchases and sales of JPMorgan Chase & Co.’s common stock or other securities are also subject to any more restrictive personal trading policies applicable to your business unit.

In addition, the following restrictions apply to transactions in JPMorgan Chase securities:

(i)            You may not engage in short selling of JPMorgan Chase securities, except for short sales against a long position already held by you (sometimes referred to as a short sale against the box).

(ii)           You may not engage in derivative transactions related to JPMorgan Chase securities except as part of JPMorgan Chase’s compensation and benefits programs, or when used for bona fide hedging purposes against a long position already held by you, or as otherwise approved by the Office of the Secretary.

(iii)          No transactions in JPMorgan Chase securities, including derivative transactions, may be made in fully managed accounts (accounts over which you have no trading discretion), except dispositions of shares permissibly transferred to the account. Any transfer of securities into a managed account is subject to any restrictions applicable to a sale of such securities.

(iv)          Subject to any other JPMorgan Chase policies on personal securities trading applicable to you, you may enter, cancel, or amend limit orders for the purchase or sale of JPMorgan Chase securities.

(v)           Your transactions in JPMorgan Chase securities may be halted at any time the Company finds it necessary or advisable to halt trading by all employees or certain groups of employees.

7.3.2.      Employees subject to the “window” and “Senior-level employees”

Certain employees are restricted from engaging in transactions in JPMorgan Chase securities except during quarterly window periods and are subject to certain other restrictions and requirements with respect to transactions in JPMorgan Chase securities. This policy affects only those persons who are specifically notified by their management or by the Office of the Secretary that they are subject to it.

Senior-level employees (whether subject to the window restrictions or not) must discuss planned transactions in JPMorgan Chase securities with a manager in advance. This requirement applies only to those persons who are listed as “Senior-level employees” by Human Resources, whether by title such as SVP/MD, or otherwise.

These requirements exist to ensure compliance with, among other things, our insider trading policies, and are not intended to discourage appropriate investment diversification.

7.4.         Trading in securities of clients and suppliers

As a general rule, you should not invest in any securities of a client with which you have or recently had significant dealings or responsibility on behalf of JPMorgan Chase if such investment could be perceived as based on confidential information. You may be subject to broader restrictions imposed by your business unit.

If you have information about or are directly involved in negotiating a contract material to a supplier of JPMorgan Chase you may not invest in the securities of such supplier.

If you own the securities of a company with which we are dealing and you are asked to represent JPMorgan Chase in such dealings you must:

(a)           disclose your securities ownership to your department head and your Compliance unit; and

(b)           obtain prior approval from your Compliance unit before selling such securities.

7.5.         Additional policies for certain groups of employees

Any area of JPMorgan Chase may impose more restrictive policies on its employees, and you should consult your Compliance officer or your Code Specialist on whether any such policies apply to you.

Employees of the following areas are subject to the Global Personal Trading Policy and Procedure as well as any applicable supplemental policies:

•              Investment Bank

•              Asset Management

•              Commercial Banking

•              Private Equity

•              Audit

•              Legal and Compliance

•              Executive Management and the Executive Committee

•              Risk Management

•              Global Technology Infrastructure, IT Risk Management, and Resiliency Risk Management groups of Central Technology

•              Corporate Resources and Media Relations Groups of Marketing & Communications

•              any other group or individual specifically notified as being subject to the policy and/or a supplemental policy

These policies establish trading limitations and include requirements for pre-clearance of personal securities transactions and, in some jurisdictions (including the U.S.), the use of designated brokers.

Definitions and Examples

Assets of the Firm: Examples of assets of the firm are:

•      furnishings, equipment, supplies and services, such as telephone, the firm’s intranet, internet, and Bloomberg access

•      JPMorgan Chase inventions

•      any property created, obtained, or compiled by or on behalf of JPMorgan Chase, including customer lists, directories, files, reference materials and reports, computer software, data processing systems, computer programs and databases

•      trade secrets

•      security and other business practices or processes, policies, procedures, and know-how

•      cost, pricing, or financial information

•      employee compensation, health, or personnel records

•      business or marketing plans

•      research

•      business relationships

•      products and services

•      any other information that the firm considers to be proprietary or confidential information

Information Barrier: The term “information barrier” usually refers to the policies that create a system of information barriers designed to limit the flow of inside information from areas that routinely have access to such information to those areas that trade in or sell securities or provide investment advice regarding securities. Certain business areas within JPMorgan Chase require procedures that address more specifically the information flows within such business areas. These are sometimes also referred to as information barriers.

Code Specialist: Each line of business and support group has been assigned at least one “Code Specialist,” generally a Compliance officer, to act as a resource for all employees in the area on Code-related issues. Contact information for these officers is included in the Code Contacts List, and employees can contact their Code Specialist for assistance with any questions regarding the Code.

Confidential information: Examples of confidential information:

•      trade secrets, security and other business practices or processes, policies, procedures, or know-how

•      internal and external audit reports

•      nonpublic portions of bank examination reports and other reports or information filed with regulators

•      software, data processing programs, databases

•      customer or supplier lists, telephone or other contact lists, and other information about customers

•      customer presentations

•      information about employees of customers or suppliers

•      cost, pricing, or financial information

•      employee directories, lists, telephone numbers, or other information about employees

•      employee compensation, health, or personnel records

•      business or marketing plans and research

•      information posted on the firm’s internal websites

Examples of other confidential information about customers:

•      the same kind of information that the firm considers confidential about itself

•      information obtained from requests or applications for our products or services or as a result of “know your customer” due diligence, such as a personal identification number (for example, depending on the location, a passport, social security, or national health number), birth date or financial information disclosed in a loan application

•      information about transactions with the firm, such as account balances, mortgage loans, or other lending, capital markets, or trading transactions

•      information obtained from consumer reporting agencies (credit bureaus), such as a person’s credit history

•      information provided in connection with an advisory assignment, such as financial projections

•      any assessment by the firm of a customer’s creditworthiness

•      the fact that a person is a customer

•      information collected through an information collection device from a web server (such as a cookie or a beacon)

Supplier or other third party information that you should assume to be confidential:

•      the same kind of information that the firm considers confidential about itself

•      information received from others such as financial reports or projections and information about its business plans, customers, suppliers, or creditors

Firm: JPMorgan Chase & Co. and its direct and indirect subsidiaries.

Gift: Anything of value for which you are not required to pay the retail or usual and customary cost. A gift may include meals or refreshments, goods, services, tickets to entertainment or sporting events, or the use of a residence, vacation home, or other accommodations.

Inside information: Confidential information that is material, nonpublic information about the securities, activities, or financial condition of a corporation, public entity, or other issuer of securities or financial instruments. Material, nonpublic information concerning market developments may also be construed to be inside information.

JPMorgan Chase: JPMorgan Chase & Co. and its direct and indirect subsidiaries.

Material information: Information is “material” when it could have an impact on the market price of securities involved or if it is likely that a reasonable investor would consider the information important in deciding whether to purchase or sell the securities. Information may be material to one issuer but not to another. Information may be material to certain securities of an issuer but not material to all securities of that issuer (e.g., to equity, but not to debt). Examples of information that could be material include:

•      mergers, acquisitions, tender offers and restructurings

•      substantial nonperforming loans or impending bankruptcy

•      securities offerings and repurchases

•      a change in earnings and dividends (or estimates of same)

•      significant new business products, discoveries, and services, or the loss of any of these

•      a change in an issuer’s credit rating by a rating agency

•      significant shifts in operating or financial circumstances, such as cash-flow reductions, major write-offs, changes in accounting methods and strikes at major plants

•      voluntary calls of debt or preferred stock issues

•      significant litigation or litigation developments

•      governmental developments that could affect securities markets

•      changes in control or management

•      developments regarding customers or suppliers (e. g. loss or acquisition of a contract)

Need-to-know: Persons with a “need-to-know” information require access to that information in order to perform the services we are engaged to provide to the party who provided the information to us — for example, lawyers, accountants and other experts, Compliance officers, credit personnel, and senior management personnel. Who “needs to know” any particular information will depend on the specific facts and circumstances; if in doubt, consult the Legal and Compliance Department. Justification of communicating confidential information does not exist simply because the information is helpful to another department in activities that are unrelated to the service or transaction for which the information was obtained. In some circumstances, legal counsel may determine that limited disclosure is required by law (in response to a subpoena, for example) or is otherwise appropriate. These decisions should be made only by the Legal and Compliance Department.

Nonpublic/Public information: Information should be considered nonpublic unless it is clearly public. Information is deemed public once it has been publicly announced or otherwise disseminated in a manner that makes the information available to investors generally. For example, limited disclosure over a private wire service for institutional investors is not considered full disclosure to the public. Information disclosed in a press release distributed through a widely circulated news or wire service would generally be considered public.

Personal fiduciary: A person who has undertaken to act primarily for another’s benefit, such as a trustee, executor, attorney-in-fact, or guardian, outside the scope of your normal job responsibilities at JPMorgan Chase.

Routine branch banking services: In general, branch banking services (checking or savings accounts, etc.) would be considered routine banking services. Whether any other service is “routine” will be a case-specific determination, based on factors such as the size of the transaction, the extent of the relationship with the customer, and whether the service(s) provided are subject to variable pricing for different customers. If in doubt about whether a customer relationship with a not-for-profit organization triggers the pre-clearance requirements of Section 6.3.2(2)(a), discuss the situation with your Code Specialist.

Senior-Level Employee: A Senior-Level Employee is any employee whose (a) annual base salary rate is US$150,000 (or the local currency equivalent) or higher, OR (b) annual total cash compensation is US$250,000 (or the local currency equivalent) or higher. “Annual total cash compensation” means the employee’s annual base salary rate plus job/shift differentials as of the last preceding August 1, plus cash earnings under any incentive plans or programs (e.g., annual bonus, commissions, draws, overrides, and special recognition payments or incentives) that are paid to or deferred by the employee during the 12-month period ending the last preceding July 31. It does not include overtime pay. (For US employees, annual total cash compensation is the same as benefits pay for medical purposes, as shown in the employee’s last annual benefits enrollment materials.)

Trade association, professional association, or other such organization: A not-for-profit organization the main purpose of which is to make available to its members opportunities for education, exchange of ideas and information, networking, etc., such as a bar association or industry professionals’ group. The term does not apply to entities that engage in business activities, exchanges, trading platforms, or clearing systems, for example.